Exhibit 99.1

MEDCATH CONTACTS: O. Edwin French President and Chief Executive Officer (704) 708-6600	James E. Harris Chief Financial Officer (704) 708-6600
MEDCATH CORPORATION REPORTS FIRST QUARTER RESULTS
     CHARLOTTE, N.C., Feb. 8, 2007 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused primarily on the diagnosis and treatment of cardiovascular disease, today announced operating results for its first fiscal quarter ended December 31, 2006.
     First quarter highlights:
•	Net revenue increased 7.3% to $175.5 million during the first quarter.

•	Adjusted EBITDA for the first quarter totaled $20.9 million, which includes the negative impact of a $2.7 million reserve established at one hospital to cover potential repayment of Medicare reimbursement.

•	Adjusted admissions increased 3.5% for the quarter.
First Quarter 2007 Results
     MedCath’s net revenue increased 7.3% to $175.5 million in the first quarter of fiscal 2007 from $163.6 million in the first quarter of fiscal 2006. Income from operations was $10.7 million in the first quarter of fiscal 2007, compared to income from operations of $7.2 million in the first quarter of fiscal 2006. Adjusted EBITDA in the first quarter of fiscal 2007 increased 26.9% to $20.9 million from $16.5 million in the first quarter of fiscal 2006. Income from continuing operations was $254,000, or $0.01 per diluted share, in the first quarter of fiscal 2007, compared to a loss from continuing operations of $(1.3) million, or $(0.07) per diluted share, in the first quarter of fiscal 2006.
     Earlier this fiscal year, MedCath announced its intention to divest its ownership interest in one hospital. The operating results of this hospital are included in the Company’s results from discontinued operations. During the first fiscal quarter of 2007, loss from discontinued operations totaled $(5.2) million, or $(0.25) per share, compared to a loss of $(68,000) in first quarter of fiscal 2006, or $0.00 per share. The fiscal first quarter of 2007 loss from discontinued operations includes the impact of $(4.1) million, or $(0.23) per share, in impairment expense.
     MedCath’s first quarter 2007 results from continuing operations contain the following unusual items. Per share amounts reflect minority interest expense, where applicable, and income taxes:
•	A $2.7 million, or a net impact of $0.05 per diluted share, reduction in net revenue and Adjusted EBITDA to establish a reserve for repayment of a portion of Medicare reimbursement related to hospital inpatient services provided to patients enrolled in a clinical trial conducted at one of our hospitals between 1998 and 2002 that is under investigation by the U.S. Department of Justice, and

•	A $4.5 million, or a net impact of $0.13 per diluted share, loss on early extinguishment of debt. This loss was comprised of a $3.5 million premium related to the repurchase of $36.2 million of our senior notes and approximately $1.0 million related to the acceleration of deferred loan fees.
     In comparison, MedCath’s first quarter of fiscal 2006 financial results were impacted by certain items that collectively had a $2.3 million unfavorable impact to Adjusted EBITDA and a $1.7 million unfavorable impact to income from continuing operations, or a net impact of $0.09 per diluted share.
     Share-based compensation expense totaled $1.0 million in the first quarter of fiscal 2007, compared to $418,000 in the first quarter of 2006. Adjusted EBITDA disclosed above does not include this expense but the expense is included as a component of income from continuing operations.
     “During the quarter we continued in our efforts to establish operating processes and resources that will allow us to reach our goal of achieving a 16% Adjusted EBITDA margin by fiscal year end 2009,” said Ed French, MedCath’s president and chief executive officer. “By intention, our operating improvement efforts so far have focused on supply and revenue cycle management. Additional objectives this year will concentrate on resource utilization across our system as we strive to meet our margin objectives.”
Operating Statistics
     Hospital admissions for the first quarter of fiscal 2007 were down by (1.8) % compared to prior year and adjusted admissions rose 3.5% from the first quarter of the previous fiscal year. Same facility hospital net revenue increased 8.8%, excluding the unusual items reported earlier in this release, while same facility inpatient catheterization procedures decreased (1.6) % and inpatient surgical procedures remained unchanged compared to last year.

Use of Non-GAAP Financial Measures
This release contains measures of MedCath’s historical financial performance that are not calculated and presented in conformity with generally accepted accounting principles (“GAAP”), including Adjusted EBITDA. Adjusted EBITDA represents MedCath’s income (loss) from continuing operations before interest expense; loss on early extinguishment of debt; interest and other income, net; income tax expense (benefit); depreciation; amortization; share-based compensation expense; loss on disposal of property, equipment and other assets; equity in net earnings of unconsolidated affiliates; and minority interest share of earnings of consolidated subsidiaries. MedCath’s management uses Adjusted EBITDA to measure the performance of the company’s various operating entities, to compare actual results to historical and budgeted results, and to make capital allocation decisions. Management provides Adjusted EBITDA to investors to assist them in performing their analysis of MedCath’s historical operating results. Further, management believes that many investors in MedCath also invest in, or have knowledge of, other healthcare companies that use Adjusted EBITDA as a financial performance measure. Because Adjusted EBITDA is a non-GAAP measure, Adjusted EBITDA, as defined above, may not be comparable to other similarly titled measures of other companies. MedCath has included a supplemental schedule that accompanies this press release that reconciles Adjusted EBITDA to MedCath’s income (loss) from continuing operations.
Earnings Conference Call and Web cast
     Management will discuss and answer questions regarding MedCath’s quarterly results Thursday, Feb. 8, during a 10 a.m. ET conference call. In the United States, you may participate by dialing (877) 697-5351. International callers should dial (706) 634-0602. The conference ID for both domestic and international callers is “MedCath”. A live webcast will also be available on the company’s web site, www.medcath.com. This information will be available on the web site on or immediately following the conference call for 30 days. A recorded replay of the call will be available until 11:59 p.m. ET, Feb. 15, 2007. To access the replay, domestic callers should dial (800) 642-1687 and international callers should dial (706) 645-9291. The archived conference ID is 6870742. This press release and the financial information included therewith will be accessible on the web, by going to www.medcath.com, “Investor Relations”, then clicking on “News”.
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused primarily on the diagnosis and treatment of cardiovascular disease. MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. MedCath owns interests in and operates eleven hospitals with a total of 667 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath manages the cardiovascular program at various hospitals operated by other parties. Further, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     These various risks and uncertainties are described in detail under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on December 14, 2006. A copy of the report, including exhibits, is available on the Internet site of the Commission at http://www.sec.gov.